Exhibit 99.2

OVERVIEW

We are a clinical-stage biopharmaceutical company focused on developing our lead clinical candidate, baxdrostat (CIN-107), for the treatment of hypertension and other cardio-renal diseases. Baxdrostat is a highly selective, oral small molecule inhibitor of aldosterone synthase, the enzyme responsible for the synthesis of aldosterone in the adrenal gland. Baxdrostat is designed to use a differentiated mechanism of action, direct inhibition of aldosterone synthase production, lower aldosterone activity and achieve its goal of providing an improved treatment for patients suffering from hypertension, or high blood pressure. Despite the widespread availability of multiple antihypertensive agents, there remains a significant unmet medical need as more than half of the 116 million hypertensive patients in the United States do not achieve blood pressure control. We are evaluating the efficacy and safety profile of baxdrostat as a potential treatment for the broader hypertensive population, including different subpopulations of hypertensive patients who have not achieved blood pressure control despite treatment. We are conducting four Phase 2 clinical trials designed to evaluate baxdrostat in differing populations of patients, all of whom are hypertensive. We recently completed our BrigHtn trial, which was conducted in patients whose blood pressure is not controlled despite treatment with three or more antihypertensive agents at their maximally tolerated doses, one of which must be a diuretic; these patients are designated as having treatment resistant hypertension, or rHTN. We are also conducting a separate Phase 2 clinical trial, which we refer to as our HALO trial, to evaluate baxdrostat in patients whose blood pressure is not controlled despite treatment with up to two antihypertensive agents, which is referred to as uncontrolled hypertension, or uHTN. Our HALO trial was initiated in the fourth quarter of 2021 and amended in March 2022 to represent a more comprehensive patient population as well as to enable us to better characterize the relationship between baseline aldosterone levels and blood pressure response across a broader spectrum of aldosterone values. Enrollment for our HALO trial was completed in July 2022, having randomized 249 patients. We are also conducting a Phase 2 clinical trial, which we refer to as our spark-PA trial, evaluating baxdrostat in patients with primary aldosteronism, or PA, a condition characterized by overproduction of aldosterone due to non-malignant tumors or abnormal collections of aldosterone-producing cells in the adrenal glands, which often presents with an aggressive form of hypertension. The spark-PA trial was initiated in 2021 and amended in May 2022 to facilitate patient recruitment. Finally, in June 2022 we enrolled our first patient into a Phase 2 clinical trial, referred to as the figHTN trial, designed to evaluate the efficacy and safety of baxdrostat in lowering the blood pressure of patients with chronic kidney disease, or CKD. The figHTN trial also includes secondary endpoints intended to explore the potential impact of baxdrostat on slowing the progression of renal disease by measuring biomarkers. Additionally, an open-label extension clinical trial for patients previously enrolled in our HALO trial has been initiated to evaluate the long-term safety and tolerability of baxdrostat, which we refer to as our Open-Label Extension, or OLE, trial. The OLE trial is expected to be completed in the second half of 2023.

Aldosterone is a steroid hormone synthesized in the adrenal gland that regulates water and salt balance in the human body. It causes retention of water and salt by the kidney, described as a genomic effect that contributes to the pathogenesis of hypertension. In addition to this genomic effect, aldosterone induces certain indirect, non-genomic effects, including pro-inflammatory and pro-fibrotic effects, increases in oxidative stress, as well as cardiac muscle cell hypertrophy and remodeling. Increasing evidence shows a correlation between these non-genomic effects of aldosterone and a worsening of patient outcomes, particularly in patients who have heart disease or kidney disease. Given these potentially deleterious effects of aldosterone, inhibiting its effects is a well understood mechanism of action for the treatment of hypertension and other cardio-renal diseases, such as PA and CKD.

Hypertension is one of the world’s leading causes of mortality. According to the United States Centers for Disease Control and Prevention, or the U.S. CDC, approximately 500,000 people still die every year in the United States with uncontrolled blood pressure listed as a primary or secondary cause of death. Despite decades of understanding the importance of controlling hypertension and the widespread availability of multiple approved therapies, only 43.7% of the 116 million U.S. adults with hypertension achieve blood pressure levels of less than 140/90 mm Hg. In addition, many professional medical societies have published more recent guidelines that report that blood pressures less than 130/80 mm Hg, or even lower, would improve cardiovascular outcomes in sub-groups of patients. Of those patients taking one or more antihypertensive agents, it is estimated that approximately 35% still have uncontrolled blood pressure. Although the evidence for the benefits of reducing blood pressure is overwhelming and has been consistently supported by the medical community’s recommendations to drive blood pressure to lower levels, the current standard-of-care has not meaningfully changed in more than a decade, with no new classes of antihypertensive agents approved during that period.

There are multiple standard-of-care antihypertensive agents currently available, including angiotensin converting enzyme, or ACE, inhibitors and angiotensin receptor blockers, or ARBs, which are designed to reduce angiotensin activity but can also secondarily produce a lowering of aldosterone levels. Mineralocorticoid receptor antagonists, or MRAs, which block the effects of aldosterone at the mineralocorticoid receptor, typically cause aldosterone levels to rise, though they block the genomic effects triggered by aldosterone. Despite the widespread availability and use of these antihypertensive agents, many of which are available as generic products, each class of drugs currently available is associated with certain limitations, including limited efficacy, limited duration of aldosterone lowering, or significant side effects. Given both the importance of reducing aldosterone and the limitations of currently available therapies, we believe that baxdrostat has the potential to have a significant impact on the treatment paradigm for hypertension and other cardio-renal diseases.

RECENT DEVELOPMENTS

Topline Results of BrigHtn Trial

Overview

Our BrigHtn trial was a Phase 2, randomized, double-blind, multicenter, placebo-controlled, dose-ranging clinical trial to evaluate the efficacy and safety of baxdrostat in patients with rHTN. Patients with rHTN were defined as being on a stable regimen of at least three antihypertensive agents at their maximally tolerated doses, one of which must be a diuretic, with a mean seated blood pressure, or BP, equal to or greater than 130/80 mm Hg. The primary endpoint was the change from baseline in mean seated systolic blood pressure, or SBP, after 12 weeks of treatment. The secondary objectives were to evaluate the change from baseline in mean seated DBP with each of the selected dose strengths of baxdrostat compared to placebo and to evaluate the percentage of patients achieving a seated BP response of less than 130/80 mm Hg with each of the dose strengths of baxdrostat compared to placebo after 12 weeks of treatment. A data monitoring committee, or DMC, determined that the trial met pre-specified statistical criteria of overwhelming efficacy at the highest dose, allowing completion of the trial with 275 patients randomized.

Summary of Results

BrigHtn was initiated in July 2020 in the United States. In the trial, 275 subjects were randomly assigned to one of the four treatment cohorts (0.5mg, 1 mg, 2 mg of baxdrostat or placebo once daily) and 248 patients completed the trial. Fifteen of the 27 discontinued patients withdrew due to consent withdrawal (n=7) or were lost to follow-up (n=8) or, with most occurring in late 2020 and early 2021 when we believe the Coronavirus Disease 2019 (COVID-19) pandemic situation may have interfered with patient retention.

TESAEs were reported in 10 patients and deemed by investigators to be unrelated to baxdrostat. These TESAEs included hyponatremia, hyperkalemia, cellulitis, urinary tract infection, dehydration, hyperglycemia, arthralgia, dizziness, syncope, acute kidney injury, nephrolithiasis, acute respiratory failure, and respiratory failure, with one patient discontinuing trial participation due to adverse events of intervertebral disc degeneration (n=1) and one patient experiencing a total of 6 SAEs, with 3 of these 6 SAEs — hyperglycemia, hyponatremia and hyperkalemia — leading to trial withdrawal. Both patient discontinuations were deemed by the investigator to be unrelated to study drug.

The demographics and baseline characteristics of patients in the four study arms were well balanced. Most of the participants were over age 60, overweight, or obese and had normal or mildly impaired renal functions. All but one patient was taking at least three antihypertensive medications at their maximally tolerated doses including a diuretic. In addition, over 90% of patients took an antihypertensive agent in the RAAS class.

Efficacy Results

Data from the BrigHtn trial demonstrated that treatment with baxdrostat at 1 mg and 2 mg led to a statistically significant lowering of SBP in patients with rHTN. Patients treated with baxdrostat at the 2 mg dose demonstrated a 20.3 mmHg reduction in SBP compared to patients in the placebo cohort which demonstrated a 9.4 mm Hg reduction in SBP, yielding a model adjusted, statistically significant, placebo-corrected decline of 11.0 mmHg (95% Confidence Interval [CI] -16.4 mmHg, -5.5 mmHg) (p value<0.0001). The 1 mg dose cohort demonstrated a 17.5 mmHg reduction in SBP, resulting in a statistically significant placebo adjusted SBP decline of 8.1 mmHg (p value=0.003). The observed treatment effect of baxdrostat on the 0.5 mg dose cohort was modestly greater (12.1 mmHg reduction) than that of the placebo and this difference did not reach statistical significance. The DBP decreased by 14.3 mmHg, 11.8 mmHg and 8.6 mmHg in the 2 mg, 1 mg and 0.5 mg dose cohorts, respectively, compared to the 9.2 mmHg decrease in the placebo cohort. Table 1 below presents the effects of baxdrostat on blood pressure in the BrigHtn trial.

Table 1. Baxdrostat Treatment Effects on Blood Pressure

Characteristic Category/Statistics	Placebo (N = 69)	0.5 mg baxdrostat (N = 69)	1 mg baxdrostat (N = 69)	2 mg baxdrostat (N = 67)
Systolic Blood Pressure (mmHg)
Baseline Mean	148.9	147.6	148.3	147.3
Standard Deviation	12.38	12.49	12.17	11.82
LS mean change (SE)	-9.4 (1.88)	-12.1 (1.91)	-17.5 (1.95)	-20.3 (2.05)
LS mean difference (SE)		-2.7 (2.68)	-8.1 (2.72)	-11.0 (2.78)
95% CI		(-8.0, 2.6)	(-13.5, -2.8)	(-16.4, -5.5)
p value		0.3110	0.0030	0.0001
Diastolic Blood Pressure (mmHg)
Baseline Mean	88.2	87.6	87.7	88.2
Standard Deviation	6.13	7.71	5.97	7.13
LS mean change (SE)	-9.2 (1.22)	-8.6 (1.23)	-11.8 (1.26)	-14.3 (1.31)
LS mean difference (SE)		0.5 (1.74)	-2.7 (1.75)	-5.2 (1.79)
95% CI		(-2.9, 4.0)	(-6.1, 0.8)	(-8.7, -1.6)
p value		0.7536	0.1298	0.0042

One specific subgroup analysis was performed in patients with baseline SBP less than 145 mmHg and greater than or equal to 145 mmHg. Patients in the BrigHtn trial dosed with baxdrostat experienced a greater reduction in SBP if they had baseline SBP value of greater than or equal to 145 mmHg as reflected in Table 2 below.

Table 2: Subgroup Analysis of Patients with Baseline SBP < 145 mm Hg and ≥ 145 mm Hg

Subgroups by Baseline SBP

SBP	Statistic	Placebo	0.5 mg Baxdrostat	1 mg Baxdrostat	2 mg Baxdrostat
SBP < 145	N	28	28	26	26
	LSM (SE)	-11.5 (3.06)	-9.4 (3.06)	-14.9 (3.16)	-20.4 (3.14)
	LSM difference (SE)		2.1 (4.13)	-3.4 (4.19)	-8.9 (4.19)
	95% CI		(-6.0, 10.2)	(-11.7, 4.8)	(-17.1, -0.6)
	P value		0.6138	0.4133	0.0346
SBP ≥ 145	N	39	37	34	28
	LSM (SE)	-8.0 (2.59)	-14.1 (2.62)	-19.5 (2.69)	-20.1 (2.88)
	LSM difference (SE)		-6.1 (3.54)	-11.5 (3.58)	-12.1 (3.75)
	95% CI		(-13.1, 0.9)	(-18.5, -4.4)	(-19.5, -4.7)
	P value		0.0864	0.0015	0.0014

Abbreviations: CI, confidence interval; LSM, least squares mean; mg, milligram; SBP, systolic blood pressure; SE, standard error.

Pharmacodynamic Assessment

Blood and urine samples were collected for determination of the pharmacodynamic parameters related to baxdrostat’s mechanism of action, aldosterone suppression. The pharmacodynamic results demonstrated a baxdrostat treatment related decrease in serum aldosterone concentration, increase of the plasma renin activity, or PRA, without significantly affecting the total cortisol concentration. These data demonstrated that treatment with baxdrostat resulted in an average 50% to 60% reduction of serum aldosterone, increased PRA several-fold yet with no reduction in total serum cortisol. These hormonal data provide significant evidence to support the mechanism by which baxdrostat’s inhibition of aldosterone synthesis produces a significant impact on blood pressure levels without lowering serum cortisol levels. The PK profile of baxdrostat was substantially consistent with earlier data published, further supporting its dose-dependent increases in plasma baxdrostat with a half-life that supports once daily dosing.

Safety

Treatment Emergent AEs and SAEs

Administration of baxdrostat once daily for 12 weeks was well tolerated. 120 of the 274 patients (43.8%) experienced a total of 232 TEAEs, as reflected in Table 3 below. A higher percentage of patients in the 1 mg (52.2%) and 2 mg (47.8%) dose cohorts experienced TEAEs compared to that in the 0.5 mg (34.8%) or placebo (40.6%) cohort. The most frequently occurring TEAEs experienced by 5% or more patients in any treatment cohort were urinary tract infection, hyperkalemia, dizziness, headache and fatigue. Most of the TEAEs were mild (62.5%) in severity and deemed not related (89.2%) to baxdrostat by the investigators. Table 3 presents an overview of the adverse events in the study population.

Table 3. Overview of Adverse Events

	Placebo (N=69)	0.5 mg baxdrostat (N=69)	1 mg baxdrostat (N=70)	2 mg baxdrostat (N=67)	Total (N=275)
	n (%) e	n (%) e	n (%) e	n (%) e	n (%) e
Any treatment-emergent AEs (TEAEs)	28 (40.6) 50	24 (34.8) 38	36 (52.2) 77	32 (47.8) 67	120 (43.8) 232
Any study drug-related TEAEs	1 (1.4) 1	7 (10.1) 7	9 (13.0) 14	3 (4.5) 3	20 (7.3) 25
Any TEAEs of special interest	0 (0.0) 0	1 (1.4) 1	5 (7.2) 6	2 (3.0) 3	8 (2.9) 10
Any serious AEs (SAEs)	2 (2.9) 3	0 (0.0) 0	2 (2.9) 3	6 (9.0) 12	10 (3.6) 18
Any TEAEs leading to dosing discontinuation	0 (0.0) 0	2 (2.9) 2	4 (5.8) 5	2 (3.0) 5	8 (2.9) 12
Any TEAEs leading to study discontinuation	0 (0.0) 0	0 (0.0) 0	1 (1.4) 1	1 (1.5) 3	2 (0.7) 4
Any AEs leading to death	0 (0.0) 0	0 (0.0) 0	0 (0.0) 0	0 (0.0) 0	0 (0.0) 0

Abbreviations: AE, adverse event; SAE, serious adverse event; TEAE, treatment-emergent adverse event; TESAE, treatment-emergent serious adverse event.

These events may be related to the decline in blood pressure (e.g., dizziness, syncope, palpitation) or baxdrostat’s mechanism of action (i.e., hyperkalemia, hyponatremia, renal impairment). Although there were more patients who experienced urinary tract infection and COVID-19 in the baxdrostat 1 mg or 2 mg cohorts, no causal relationship was identified.

Eighteen treatment-emergent serious adverse events (TESAEs) were experienced by 10 patients. There were no deaths in the trial, and all SAEs were assessed by the investigators to be unrelated to baxdrostat. A 72-year-old white male subject with suspected urosepsis in the 2 mg dose cohort experienced six SAEs of acute kidney injury, urinary tract infection, dehydration, hyperglycemia, hyperkalemia and hyponatremia on day 15 in the trial. The investigator assessed the events to be unrelated to baxdrostat, and the patient withdrew from participation in the trial due to these metabolic derangements. There were three patients who experienced two SAEs each: a patient in the 1 mg dose cohort with pyelonephritis (inflammation of the kidney due to bacterial infection) and nephrolithiasis (kidney stones), a patient in the 2 mg dose cohort with respiratory failure and cellulitis, and a third patient receiving placebo with pyelonephritis and pneumonia. The remaining SAEs were each experienced by a single patient.

Serum Electrolytes

Aldosterone plays a direct role in the pathogenesis of hypertension by increasing renal absorption of sodium and water while promoting excretion of potassium, which can result in the electrolyte abnormalities of hyperkalemia or hyponatremia. Moreover, the decrease in SBP expected with aldosterone inhibitors can lead to an apparent decline in determination of eGFR. The overall change in serum potassium from baseline to end of treatment was a mean (standard deviation) of -0.08 (0.429) mEq/L in the placebo cohort, and it rose in the baxdrostat cohorts by 0.19 (0.474) mEq/L in the 0.5 mg dose group, 0.36 (0.481) mEq/L in the 1 mg dose cohort and 0.29 mEq/L (0.380) in the 2 mg dose cohort.

There were three patients with moderate hyperkalemia (potassium >6.0 mEq/L) in the 1 mg and 2 mg dose cohorts for an overall rate of 2.2%. Hyperkalemia typically represented isolated values which resolved after dietary advice and without modification of baxdrostat dosing.

There were two patients in the placebo cohort with moderate hypokalemia; there were no cases in any baxdrostat dose cohorts.

Similarly, baxdrostat treatment was associated with a slight decrease in serum sodium concentration. The range of decline in sodium was from baseline to end of treatment was a mean (SD) of -1.2 (2.73) mEq/L in the 0.5 mg dose cohort, -1.1 (3.03) mEq/L in the 1 mg cohort group to -2.4 mEq/L (2.94) in the 2 mg dose cohort which posed no significant clinical concerns.

No instances of hyperkalemia or hyponatremia led to drug or trial discontinuation.

OUR PIPELINE

We are developing baxdrostat for the treatment of multiple diseases where aldosterone plays a significant role in disease pathophysiology, including hypertension and PA. We are also exploring its utility in ameliorating complications of CKD. To support the advancement of this “pipeline-in-a-product” opportunity, we are currently conducting four Phase 2 clinical trials of baxdrostat, in addition to our recently completed Phase 2 BrigHtn clinical trial, for different indications and patient populations. The following table summarizes our baxdrostat pipeline across multiple indications.

*	Our CKD trial is evaluating the efficacy and safety of baxdrostat as a treatment for patients with CKD who have uncontrolled blood pressure.

Baxdrostat Overview

Directly inhibiting aldosterone synthesis has long been a goal in therapeutic drug development as the relationship between elevated levels of aldosterone and the progression of multiple diseases is well understood. However, the challenge has been developing a molecule with the ability to safely inhibit aldosterone production without negatively impacting cortisol synthesis. The major enzymes responsible for the synthesis of aldosterone and cortisol share approximately 93% amino acid sequence similarity, and therefore, a highly selective aldosterone synthesis inhibitor is required to avoid inadvertently lowering serum cortisol levels. Multiple programs in development by others have been discontinued over the past several years due to, what we believe is, their product candidates’ lack of selectivity, which resulted in the simultaneous inhibition of both aldosterone and cortisol production. Off-target suppression of cortisol production has the potential to compromise stress and immunologic responses, adversely affect metabolic functions and potentially increase the risk of mortality from severe adrenal insufficiency.

Baxdrostat was designed to be highly selective in its inhibition of steroid hormone synthesis to specifically overcome the risks associated with off-target suppression of cortisol production. Baxdrostat selectively targets aldosterone synthase, which is encoded by the CYP11B2 gene while having a much lower affinity for the blocking activity of 11ß-hydroxylase, the enzyme responsible for cortisol synthesis, which is encoded by the CYP11B1 gene. In multiple preclinical in vivo studies, baxdrostat significantly lowered aldosterone levels without affecting cortisol levels, across a wide range of doses. Similar observations were made in two separate

Phase 1 clinical trials in healthy volunteers. We observed a dose-dependent reduction of plasma aldosterone levels of up to 90% in healthy volunteers receiving single doses of baxdrostat at doses up to 360 mg, while patients receiving a dose of between 1.5 mg and 5 mg for 10 consecutive days demonstrated reductions in their plasma aldosterone levels of 65% to 71%. These reductions were compared to baseline levels measured the day prior to initial dosing and were not observed in individuals receiving a placebo. Importantly, no effects on cortisol production were observed at doses up to 360 mg, the highest dose evaluated in the single ascending dose study, or up to 5 mg once daily when administered for 10 days in our multiple ascending dose treatment study.

A robust Phase 1 clinical development program for baxdrostat has been conducted, with approximately 180 healthy volunteers dosed across multiple clinical trials to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of baxdrostat. Baxdrostat was shown to be well tolerated in healthy volunteers across all Phase 1 clinical trials conducted to date, with no serious adverse events, or SAEs, or treatment-emergent adverse events, or TEAEs, leading to treatment withdrawal associated with baxdrostat. In addition to the single ascending dose, or SAD, and multiple ascending dose, or MAD, studies detailed below, baxdrostat has been evaluated in a Phase 1 clinical trial in 14 healthy volunteers to demonstrate lack of food effect and biocompatibility from oral solution to tablet. Baxdrostat has also been evaluated in a drug-to-drug interaction Phase 1 clinical trial with metformin in 27 healthy volunteers. Metformin was well tolerated when administered alone or two hours after a dose of baxdrostat. Baxdrostat did not result in changes in metformin plasma concentrations when compared to levels following administration of metformin alone. In addition, a Phase 1 clinical trial was conducted in subjects with varying degrees of renal function. A single 10 mg dose of baxdrostat was well tolerated when administered to individuals with moderate to severe renal impairment or kidney failure (on hemodialysis). No noteworthy increases in systemic exposure or decreases in renal clearance of clodronate were observed. Most recently, we started our Phase 1 PK trial in healthy Japanese subjects, with the first patient dosed in July 2022.

Hypertension

The first indication we are pursuing for baxdrostat is hypertension, with an initial focus on the subpopulation of patients with rHTN. Hypertension, which is defined by the American College of Cardiology and the American Heart Association as resting blood pressure above 130/80 mm Hg, is generally acknowledged to be the most common preventable risk factor for premature death worldwide. Though often asymptomatic, hypertension significantly increases the risk of heart disease, stroke and kidney disease, amongst other diseases. It is estimated that as much as 20% of the global population suffers from hypertension, and the U.S. Centers for Disease Control estimated that as many as 116 million Americans could be hypertensive and that hypertension costs the United States approximately $131 billion per year. Patients who fail to maintain blood pressure levels of 130/80 mm Hg or less, despite being compliant with at least three or more antihypertensive agents, of which one is a diuretic, are considered to have rHTN. The rHTN patient population represents an estimated 8% to 13% of the total hypertensive population in the United States, or approximately 13-15 million individuals. For these patients, treatment options are limited and the current standard-of-care is to introduce an MRA agent to their antihypertensive regimen. Patients with rHTN have approximately five times the number of cardiovascular events per 100 patient-years measured in hypertensive patients whose blood pressure is controlled.

We recently completed our BrigHtn trial, in hypertensive patients who failed to achieve blood pressure control on three or more antihypertensive agents at their maximally tolerated doses, one of which must be a diuretic, at their maximally tolerated doses. In addition, we recently completed enrollment in our HALO trial in hypertensive patients whose blood pressure is not controlled despite treatment with up to two antihypertensive agents, referred to as uHTN. Finally, we initiated our OLE trial for patients previously enrolled in our HALO trial to evaluate the long-term safety and effectiveness of baxdrostat. The primary objective of our OLE trial is to evaluate the safety and tolerability of baxdrostat over an extended treatment period of up to 52 weeks. The OLE trial is expected to be completed in the second half of 2023.

As of July 2022, enrollment in the HALO trial has been completed with 249 patients randomized across all three dose cohorts and the placebo. The precise effect of baxdrostat on systolic blood pressure and the safety profile of baxdrostat in the HALO trial will not be known until the trial results are unblinded, but the blinded, preliminary safety data that the clinical trial team has been permitted to review appears to reflect that the overall population of participants in the trial is experiencing a systolic blood pressure reduction consistent with the observations we previously reported on the blinded data in the BrigHtn trial. Due to the preliminary and blinded nature of the data, we currently do not know to what extent participants receiving baxdrostat in the HALO trial experienced any decrease in systolic blood pressure, or if any such decreases in systolic blood pressure differed from participants receiving placebo. In addition, the blinded results reflect all trial participants regardless of dose cohort, which means that they include blood pressure and safety data from the placebo and all dosing cohorts. The HALO trial is ongoing, and we will not know whether treatment with baxdrostat at any dose lowers systolic blood pressure in a clinically meaningful manner until all clinical trials we intend to complete prior to submitting a request for marketing authorization have been conducted and the U.S. Food and Drug Administration, or the FDA, makes its efficacy determination. We also will not know the safety profile of baxdrostat in the HALO trial population until the trial is completed and the unblinded data become available to us, which is expected in the second half of 2022. Furthermore, this preliminary data is not subject to the same quality control measures as final data, which creates a risk that the final results could be materially different from the preliminary results observed in this blinded safety data. For example, the data that is available at the conclusion of a trial would be unblinded following a data cleansing review, source verification of data using documents from the local clinical trial sites, and other quality control measures to ensure a high level of accuracy and fidelity. In contrast, the blinded preliminary safety data discussed above did not undergo this process and is therefore highly preliminary and not yet validated.

Primary Aldosteronism (PA)

PA is a hormonal disorder that is caused by the autonomous production of aldosterone by the adrenal gland and often leads to hypertension that can be difficult to treat. Although previously considered a rare disease, PA is now understood to be one of the more common causes of secondary hypertension, accounting for 5% to 10% of all hypertensive patients and approximately 20% to 30% of patients with rHTN, or approximately 5 to 11 million individuals in the United States. Compared to primary hypertension, PA causes more end-organ damage and is associated with higher risks of cardiovascular morbidity and mortality. Therefore, it is increasingly recognized that it is important to diagnose these patients early in their disease progression. However, PA continues to be underdiagnosed due to the complexity of the current diagnostic guidelines recommended by the Endocrine Society and the inherent variability in plasma aldosterone measurements.

The overall treatment goal in patients with PA is to prevent the morbidity and mortality associated with hypertension, normalize serum potassium levels in those patients who present with hypokalemia, and reduce renal toxicity and cardiovascular damage. In addition to antihypertensive agents, such as ACE inhibitors and ARBs, PA patients are often treated with an MRA agent, such as spironolactone, or when appropriate, by surgical resection of the adrenal gland. However, MRAs are associated with multiple adverse effects, including a variety of anti-androgenic side effects.

In light of the pharmacokinetics and pharmacodynamics profile observed in Phase 1 trials of baxdrostat, we are evaluating the potential of baxdrostat as a treatment for PA in our spark-PA trial. Our spark-PA trial was initiated in 2021 and amended in May 2022 to facilitate patient recruitment in this less commonly diagnosed form of hypertension.

Chronic Kidney Disease (CKD)

CKD is a condition characterized by a gradual degradation of renal function over time as measured by glomerular filtration rate, or GFR, which measures how much blood the kidneys filter each minute, and by the presence of increasing levels of filtered protein in the urine, or proteinuria. According to the CDC, CKD afflicts approximately 15% of the U.S. adult population, or approximately 37 million people. Hypertension, diabetes and glomerulonephritis, or inflammation of the tiny filters within the kidneys are considered to be the leading contributing factors to the development and progression of CKD. CKD has no cure, and currently available therapeutic options are designed to delay the onset of the more severe manifestations of the disease, most notably kidney failure. Patients with early-stage CKD are recommended to undertake dietary and lifestyle changes to improve overall health and reduce renal stress. Given the role of hypertension in CKD, many of the therapeutics prescribed to treat hypertension are also used for the treatment of CKD.

Aldosterone plays a significant role in the pathogenesis of CKD through its hypertensive effect and its non-genomic effects, which are known to enhance oxidative stress and promote inflammation and fibrosis. All of these deleterious effects are known to have an impact on reducing kidney function, especially over the multi-year course of disease progression. Multiple third-party studies and meta-analyses have demonstrated that inhibiting the effect of aldosterone reduces proteinuria, as measured by the level of albumin in the urine, and ultimately delays the progression of CKD. Reductions in systemic aldosterone levels are associated with a blood pressure lowering effect, as well as a direct effect on the progression of CKD. In April 2022, we initiated our figHTN trial to evaluate the efficacy and safety of baxdrostat in lowering the blood pressure of patients with CKD, as well as exploring the potential impact of the drug on slowing the progression of renal disease by measuring biomarkers.

OUR STRATEGY

Our strategy is focused on developing and commercializing baxdrostat for the treatment of multiple cardio-renal diseases in which aldosterone is known to play a significant role in the disease pathophysiology, including hypertension and PA. We are also exploring its utility in ameliorating complications of CKD. Key elements of our strategy include the following:

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Advance baxdrostat through clinical development for the treatment of rHTN. We recently completed our BrigHtn trial in patients with rHTN. While we expect to seek a label for hypertension broadly, if baxdrostat is approved for use, we plan to focus our initial commercial efforts on patients with rHTN, which represents a patient population with limited treatment options and significant unmet medical need of approximately 13-15 million individuals in the United States, approximately 5-7 million in Europe, and approximately 23-30 million in China.

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Expand the hypertension opportunity for baxdrostat to include patients with uHTN and use as an earlier line of blood pressure therapy. Despite the widespread availability of multiple, generic antihypertensive agents, which are often used in combination, a large number of patients are considered to have uHTN because they are unable to reach their target blood pressure goals on the therapies they are currently prescribed. There is growing evidence in scientific literature demonstrating that elevated aldosterone levels play a direct role in the pathogenesis of hypertension in the broader hypertensive population. Therefore, we believe a highly selective aldosterone synthase inhibitor, like baxdrostat, that is designed to specifically target aldosterone production may address one of the primary underlying causes of hypertension, thereby allowing more patients to achieve their target blood pressure goal with fewer antihypertensive agents. To evaluate the potential of baxdrostat as an earlier line of therapy and in a broader hypertensive patient population, we initiated our HALO trial in patients who failed to achieve blood pressure control on up to two antihypertensive agents in the fourth quarter of 2021 and amended in March 2022 to represent a more comprehensive patient population as well as to enable us to better characterize the relationship between baseline aldosterone levels and blood pressure response across a broader spectrum of aldosterone values. We completed enrollment in the HALO trial in July 2022, having randomized 249 patients.

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Leverage the clinical development of baxdrostat in hypertension, if successful, to efficiently develop baxdrostat for the treatment of PA. PA results from the autonomous production of excess aldosterone and affects approximately 5-10% of the total hypertensive population in the United States. This population is associated with worse outcomes and higher risks of cardiovascular events than the general hypertensive population. The overproduction of aldosterone in patients with PA is caused by unilateral or bilateral adrenal adenoma, and in some cases, adrenal carcinoma. Therefore, the ideal non-surgical treatment of patients with PA would involve both the normalization of blood pressure and reduction of aldosterone synthesis to normal levels. By addressing these elements, the risk of long-term cardiovascular and renal complications may be reduced. Baxdrostat has, in clinical trials, exhibited highly specific and potent inhibitory activity of human aldosterone synthase, the enzyme responsible for aldosterone production and could provide a precisely targeted approach to treating patients with PA.

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Develop baxdrostat as a potentially differentiated treatment for CKD by impacting disease progression. Multiple third-party clinical trials and meta-analyses have demonstrated that blocking the effect of aldosterone reduces proteinuria and delays the progression of CKD. Long-term use of current standard-of-care agents blocking activity in the renin angiotensin-aldosterone system, or RAAS, pathway for CKD is associated with aldosterone breakthrough, where patients experience aldosterone levels reverting back to or exceeding baseline levels which may lead to poorer patient outcomes. Based on the results of our preclinical and Phase 1 clinical trials of baxdrostat, we initiated our figHTN trial in hypertensive patients with CKD in April 2022. The figHTN trial is designed to evaluate the efficacy and safety of baxdrostat in lowering the blood pressure of patients with CKD, as well as explore the potential impact of the drug on slowing the progression of renal disease using biomarkers. The first patient in our figHTN trial was randomized in June 2022.

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Opportunistically evaluate strategic partnerships to maximize the value of baxdrostat. As we advance the development of baxdrostat across multiple diseases and continue to generate additional non-clinical and clinical data, we plan to evaluate the path for realizing the potential value of baxdrostat, including in combination with other treatments for certain indications, such as CKD. For certain geographies, we may opportunistically enter into strategic partnerships, inside and outside of the United States, to accelerate development activities in order to realize the commercial potential of baxdrostat. Lastly, in disease areas where aldosterone has been shown to play a significant role in disease progression, such as heart failure, which we do not currently plan to pursue on our own, we may also seek to partner with one or more third parties in order to expand the indications where aldosterone lowering might benefit patients and further broaden the commercial potential of baxdrostat.